Exhibit 10.1
CONSULTING AGREEMENT
This CONSULTING AGREEMENT (the “Agreement”) is entered into as of April 1, 2011 by Synthesis Energy Systems, Inc., a Delaware corporation (the “Company”), with a place of business at Three Riverway, Suite 300, Houston, Texas 77056, and Donald P. Bunnell (the “Consultant”), of 317 Fuxing Xi Lu, Shanghai 200031, China.
The Company desires to retain the services of Consultant and Consultant desires to perform certain services for the Company. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1. Nature of Services. Consultant will generally advise and consult with the Company on such matters as specifically requested by the Company’s Chief Executive Officer and agreed to by the Consultant (the “Services”). The Company is under no obligation to request Services from Consultant and Consultant is under no obligation to accept requests for Services from the Company.
2. Term and Termination. The Company hereby engages and retains Consultant as a consultant, and Consultant hereby accepts the engagement, beginning on the date of this Agreement and continuing until February 28, 2012 (the “Consulting Period”). The Company or Consultant may terminate this Agreement at any time upon thirty (30) days written notice to the other.
3. Compensation.
(a) Fees and Expenses. As compensation for the Services provided by Consultant on behalf of the Company during the Consulting Period or until this Agreement is terminated in accordance with Section 2, the Company will pay Consultant a fee of $4,500 per month (the “Consulting Fee”). In all cases, Consultant shall provide the Company an invoice at the end of each month during the Consulting Period. The invoice shall reflect a description of the Services provided during that month, plus any reasonable and customary out-of-pocket expenses incurred in accordance with the Company’s travel and expense guidelines for third parties. Each invoice shall be payable within thirty (30) days of receipt by the Company.
(b) Independent Contractor Relationship. Consultant is an independent contractor and is not an officer, employee, servant, agent, partner or joint venturer of the Company. The Company shall determine the Services to be provided by Consultant but Consultant shall determine the legal means by which such Services are accomplished. While the relationship between the Company and Consultant is not an employer/employee relationship, Consultant will nonetheless devote such amount of his time, knowledge and skills to the business of the Company as may be required or necessary to complete the Services. In the performance of the Services, Consultant shall not be, and shall not hold himself out to be, an officer, employee, servant, agent, partner or joint venturer of the Company and shall have no authority to legally bind the Company unless expressly authorized to do so in writing by an authorized executive officer of the Company. Consultant warrants that the Services to be provided hereunder will not cause a conflict with any other duties or obligations of Consultant to third parties. Consultant shall not subcontract or assign any of the Services to be performed hereunder without obtaining the prior written consent of the Company. The Company and Consultant acknowledge and agree that the relationship governed by this Agreement, and the provision of Services hereunder, shall have no effect on the rights, restrictions and obligations of Consultant in his capacity as a member of the board of directors of the Company.

(c) Taxes and Benefits. Consultant shall be responsible for and agrees to pay when due, all taxes, including but not limited to income tax, self-employment tax, Social Security and withholding taxes on any fees Consultant receives for the Services. As a result of this Agreement and providing Services hereunder, Consultant shall not be entitled to receive any benefits from the Company, including but not limited to: overtime compensation, worker’s compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing or Social Security.
4. Cooperation. Consultant shall use his best efforts, in a professional and workmanlike manner and in accordance with industry standards, in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit Consultant to perform his obligations hereunder. Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of person and property and security of information.
5. Inventions.
(a) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements, whether or not patentable and whether or not copyrightable (together, “Inventions”) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others and whether during normal business hours or otherwise, during the Consulting Period or thereafter, if resulting or directly derived from Proprietary Information (as defined below), shall constitute “works made for hire” for the Company within the meaning of the Copyright Act of 1976, as amended, and shall be the sole and exclusive property of the Company. Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, trade secrets and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere and appoints any officer of the Company as Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, Consultant shall execute any instruments and do all things reasonably necessary or desirable to fully and completely perfect the Company’s rights with respect to any Invention.
(b) Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records of all Inventions, in the form of notes, sketches, drawings and as may be specified by the Company.
(c) Consultant warrants that Consultant has the right to make the assignments made by Consultant hereunder, and further warrants that none of the Inventions will infringe or misappropriate any patent, copyright, trademark, trade secret or other proprietary right of any third party. If notified of a claim that an Invention infringes any patent, copyright, trademark, trade secret or other proprietary right of any third party, Consultant shall indemnify and hold harmless the Company and its officers, directors and employees against all costs, damages, losses and expenses (including reasonable attorneys’ fees) arising from such claim. Consultant shall also cooperate reasonably at Company’s expense with the Company in the defense, settlement or compromise of any such claim.

6. Proprietary Information.
(a) “Proprietary Information” information, which is used in the business of the Company and (i) is proprietary to, about or created by the Company, (ii) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company, (iii) is designated as Confidential Information by the Company, is known by Consultant to be considered confidential by the Company, or from all the relevant circumstances should reasonably be assumed by Consultant to be confidential and proprietary to the Company, or (iv) relates to the U-GAS coal gasification technology and its use in the manufacture of synthesis gas and other energy products (and any work product resulting from or related thereto), any Invention, formula, vendor information, customer or client information, trade secret, process, methodology, research, report, technical data, know how, computer program, software, software documentation, design, technology, marketing or business plan, forecast, unpublished financial statements or budgets, or license, price, cost or employee list that is communicated to, learned of, developed or otherwise acquired by Consultant in the course of his service as a consultant to the Company. Failure to mark any writing as proprietary or confidential shall not affect the proprietary or confidential nature of such writing or the information contained therein.
(b) Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information. Consultant agrees that he will not, during the Consulting Period or at any time thereafter, disclose to others, or use for Consultant’s benefit or the benefit of others, any Proprietary Information or Invention. Notwithstanding the foregoing, Consultant’s obligations under this Section 6 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 6, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the President and Chief Executive Officer of the Company.
(c) Upon the termination of this Agreement for any reason, Consultant shall deliver to the Company all Proprietary Information and other business records which Consultant may have in Consultant’s possession concerning or affecting the business of the Company and/or the Services performed under this Agreement.
7. Company Policies. Consultant further agrees to execute and comply at all times during the Consulting Period with all applicable policies, rules and regulations of the Company, including, without limitation, the Company’s FCPA Policy and its Code of Business and Ethical Conduct, as each is in effect from time to time during the Consulting Period.
8. Subsidiary and Affiliate. The “Company” as used in this Agreement, shall include any entity which owns or controls, is owned or controlled by, or is under common control or ownership with, the Company.
9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, or upon delivery by nationally-recognized overnight courier, addressed to the other party at the address shown above (and if to the Company, marked to the attention of the President and Chief Executive Officer), or at such other address or addresses as either party shall designate to the other in accordance with this section.

10. Remedies. Consultant agrees that it would be difficult to measure and calculate the Company’s damages from any breach of the covenants set forth in this Agreement and that any such breach would cause irreparable harm to the Company. Accordingly, at the sole discretion of the Company, Consultant agrees that in the event of any such breach, the Company will have, in addition to any other right or remedy available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. The prevailing party in such a proceeding shall have the right to recover from the other the costs and expenses thereof, including reasonable attorney’s fees.
11. Entire Agreement; Amendments; Interpretation. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between the parties, whether written or oral, relating to the subject matter of this Agreement. The parties specifically acknowledge and agree that the employment agreement between Consultant and the Company dated July 14, 2006, as amended on August 13, 2009 and October 15, 2010, has been terminated and is of no further force and effect. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas, without regard to its provisions governing choice of law.
12. Survival. The following sections of this Agreement shall survive the termination of this Agreement: Section 5 — Inventions, Section 6 — Proprietary Information and Section 10 — Remedies.
13. Assignment. The Company may not assign any or all of its rights and duties under this Agreement at any time without Consultant’s prior written consent, which will not be unreasonably withheld. Consultant may not assign Consultant’s rights or duties under this Agreement without the prior written consent of the Company, which may be withheld in the Company’s sole discretion. Otherwise, this Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns.
14. Severability. If a provision of this Agreement or its application to any party or circumstance, is held invalid or unenforceable in any jurisdiction, to the extent permitted by law, such provision or the application of such provision to any party or circumstances other than those as to which it is held invalid or unenforceable and in other jurisdictions, and the remaining provisions of this Agreement, shall not be affected.
15. Counterparts. This Agreement may be executed and delivered (including by facsimile or Portable Document Format (pdf) transmission) in any number of counterparts with the same effect as if all parties hereto had signed the same document. Facsimile and other electronic copies of manually-signed originals shall have the same effect as manually-signed originals and shall be binding on all parties hereto. All counterparts must be construed together to constitute one and the same instrument.
16. Miscellaneous. The captions used in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section hereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

COMPANY SYNTHESIS ENERGY SYSTEMS, INC.
/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer

CONSULTANT Donald P. Bunnell
/s/ Donald P. Bunnell